Exhibit 10.3

EMPLOYEE MATTERS AGREEMENT

By and Between

HONEYWELL INTERNATIONAL INC.

and

ADVANSIX INC.

Dated as of September 22, 2016

TABLE OF CONTENTS

		Page
ARTICLE I

DEFINITIONS

SECTION 1.01.	Definitions	1

ARTICLE II

GENERAL PRINCIPLES

SECTION 2.01.	AdvanSix Employees	5
SECTION 2.02.	Collectively Bargained Employees	5
SECTION 2.03.	Collective Bargaining Agreements	5
SECTION 2.04.	Liabilities	5
SECTION 2.05.	Benefit Plans	6
SECTION 2.06.	Payroll Services	6
SECTION 2.07.	No Change in Control	6

ARTICLE III

NON-EQUITY INCENTIVES

SECTION 3.01.	AdvanSix Employee Incentives	7

ARTICLE IV

SERVICE CREDIT

SECTION 4.01.	Honeywell Benefit Plans	7
SECTION 4.02.	AdvanSix Benefit Plans	7

ARTICLE V

SEVERANCE

SECTION 5.01.	Post-Distribution Severance	8

ARTICLE VI

CERTAIN WELFARE BENEFIT PLAN MATTERS; WORKERS’ COMPENSATION CLAIMS

SECTION 6.01.	AdvanSix Welfare Plans	8
SECTION 6.02.	Allocation of Welfare Benefit Claims	8
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SECTION 6.03.	Workers’ Compensation Claims	9
SECTION 6.04.	COBRA	9
SECTION 6.05.	Health Savings Account	9
SECTION 6.06.	Flexible Spending Account	10

ARTICLE VII

LONG-TERM DISABILITY

SECTION 7.01.	Benefits	10
SECTION 7.02.	Return to Work	10

ARTICLE VIII

DEFINED BENEFIT PENSION PLAN

SECTION 8.01.	Honeywell Defined Benefit Pension Plan	10

ARTICLE IX

DEFINED CONTRIBUTION PLAN

SECTION 9.01.	AdvanSix 401(k) Plan	11
SECTION 9.02.	401(k) Rollover	11
SECTION 9.03.	Employer 401(k) Plan Contributions	11
SECTION 9.04.	Stock Considerations	12
SECTION 9.05.	Limitation of Liability	12

ARTICLE X

NONQUALIFIED DEFERRED COMPENSATION

SECTION 10.01.	Honeywell Nonqualified Deferred Compensation Plans	12

ARTICLE XI

VACATION

SECTION 11.01.	Vacation	13

ARTICLE XII

LONG-TERM INCENTIVE COMPENSATION AWARDS

SECTION 12.01.	AdvanSix Long-Term Incentive Plan	13
SECTION 12.02.	Equity Award Adjustments	13
SECTION 12.03.	Treatment of Incentive Awards Upon Distribution	13
SECTION 12.04.	Incentive Award Reimbursement	14
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EMPLOYEE MATTERS AGREEMENT (this “Agreement”), dated as of 22, 2016, by and between HONEYWELL INTERNATIONAL INC., a Delaware corporation (“Honeywell”), and ADVANSIX, INC., a Delaware corporation (“AdvanSix”, and together with Honeywell, the “Parties”).

R E C I T A L S

WHEREAS the Parties have entered into the Separation and Distribution Agreement (the “Separation Agreement”) dated as of 22, 2016, pursuant to which Honeywell intends to effect the Distribution; and

WHEREAS the Parties wish to set forth their agreements as to certain matters regarding employment, compensation and employee benefits.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Definitions. For purposes of this Agreement, the following terms shall have the following meanings. All capitalized terms used but not defined herein shall have the meanings assigned to them in the Separation Agreement unless otherwise indicated.

“AdvanSix 401(k) Plan” has the meaning set forth in Section 9.01.

“AdvanSix Benefit Plan” shall mean any Benefit Plan sponsored, maintained or, unless such Benefit Plan is sponsored or maintained by a member of the Honeywell Group, contributed to by any member of the AdvanSix Group or to which any member of the AdvanSix Group is a party.

“AdvanSix Employee” shall mean, as of any applicable date, (a) each individual who is an employee of the AdvanSix Group as of immediately prior to the Distribution, including any individual who is not actively at work due to a leave of absence (including vacation, holiday, illness, injury, short-term disability but excluding, until such time as provided in Section 7.01, any AdvanSix LTD Employee) from which such employee is permitted to return to active employment in accordance with the AdvanSix Group’s personnel policies, as in effect from time to time, or applicable Law and (b) each individual who becomes an active employee of the AdvanSix Group following the Distribution, but, in each case, excluding any Former AdvanSix Employee.

“AdvanSix Incentive Payments” has the meaning set forth in Section 3.01

“AdvanSix Long-Term Incentive Plan” has the meaning set forth in Section 12.01.

“AdvanSix LTD Employee” shall mean any employee of the AdvanSix Group who, as of immediately prior to the Distribution, is receiving long-term disability benefits under the Honeywell LTD Plan.

“AdvanSix Pre-Distribution HR Liabilities” has the meaning set forth in Section 2.04.

“AdvanSix Welfare Plans” has the meaning set forth in Section 6.01.

“AdvanSix Workers’ Compensation Plan” has the meaning set forth in Section 6.03.

“Benefit Plan” shall mean any plan, program, policy, agreement, arrangement or understanding that is an employment, consulting, deferred compensation, executive compensation, incentive bonus or other bonus, employee pension, profit sharing, savings, retirement, supplemental retirement, stock option, stock purchase, stock appreciation right, restricted stock, restricted stock unit, deferred stock unit, other equity-based compensation, severance pay, retention, change in control, salary continuation, life, death benefit, health, hospitalization, workers’ compensation, sick leave, vacation pay, disability or accident insurance or other employee compensation or benefit plan, program, agreement or arrangement, including any “employee benefit plan” (as defined in Section 3(3) of ERISA) (whether or not subject to ERISA) sponsored or maintained by such entity or to which such entity is a party.

“China Services Agreement” means the China Services Agreement dated as September 29, 2016 to be entered into by and between Honeywell and AdvanSix.

“COBRA” shall mean the U.S. Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time, and any applicable similar state or local laws.

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreements” has the meaning set forth in Section 2.02.

“Employment Taxes” shall mean all fees, Taxes, social insurance payments or similar contributions to a fund of a Governmental Authority with respect to wages or other compensation of an employee or other service provider.

“ERISA” shall mean the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time.

“Exchange” means the New York Stock Exchange.

“Former AdvanSix Employee” shall mean, as of any applicable date, each individual who (a) as of immediately prior to such individual’s termination of employment was an AdvanSix Employee and (b) as of such applicable date, is not employed by any member of the AdvanSix Group.

“GPUs” shall mean any growth plan units awarded using a 2014 or 2016 Growth Plan Agreement under the Honeywell 2011 Stock Incentive Plan.

“Honeywell 401(k) Plan” has the meaning set forth in Section 9.01.

“Honeywell Benefit Plan” shall mean any Benefit Plan sponsored, maintained or, unless such Benefit Plan is sponsored or maintained by a member of the AdvanSix Group, contributed to by any member of the Honeywell Group or to which any member of the Honeywell Group is a party.

“Honeywell Equity Plans” shall mean the 2016 Stock Incentive Plan, the 2016 Stock Plan for Non-Employee Directors, the 2011 Stock Incentive Plan, the 2006 Stock Incentive Plan, the 2003 Stock Incentive Plan, the 2006 Stock Plan for Non-Employee Directors, the Stock Plan for Non-Employee Directors, each as amended from time to time, and any other stock option, stock incentive compensation plan or arrangement, including equity award agreements, that is a Honeywell Benefit Plan, as in effect as of the time relevant to the applicable provision of this Agreement.

“Honeywell Flexible Spending Account” shall mean any flexible spending arrangement under any cafeteria plan qualifying under Section 125 of the Code that is a Honeywell Benefit Plan.

“Honeywell Health Savings Account” shall mean any health savings account under a health savings account plan that is a Honeywell Benefit Plan.

“Honeywell LTD Plan” shall mean any long-term disability plan that is a Honeywell Benefit Plan.

“Honeywell Nonqualified Deferred Compensation Plans” shall mean the Salary and Incentive Award Deferral Plan for Selected Employees, the Deferred Compensation Plan for Non-Employee Directors, the Supplemental Non-Qualified Savings Plan for Highly Compensated Employees, the Supplemental Pension Plan, the Supplemental Executive Retirement Plan for Executives in Career Band 6 and Above, the Supplemental Defined Benefit Retirement Plan, the Nonqualified Supplemental Retirement Plan, each as amended from time to time, and any other nonqualified deferred compensation plan or arrangement (including individual arrangements) that is a Honeywell Benefit Plan, as in effect as of the time relevant to the applicable provision of this Agreement.

“Honeywell Pension Plan” has the meaning set forth in Section 8.01.

“Honeywell Welfare Plan” shall mean each Welfare Plan that is a Honeywell Benefit Plan.

“Honeywell Workers’ Compensation Plan” shall mean any workers’ compensation plan that is a Honeywell Benefit Plan.

“Reimbursement Award” means the unvested portion of any award granted under any Honeywell Equity Plan that (i) was unvested as of immediately prior to the Distribution Date, (ii) was held by an AdvanSix Employee (or AdvanSix LTD Employee who becomes an AdvanSix Employee prior to the applicable Reimbursement Event) as of the Distribution Date and (iii) becomes vested after the Distribution Date in accordance with Section 12.03.

“Reimbursement Event” means, after the Distribution Date, (i) the vesting of any Reimbursement Award that is a restricted stock award or similar award of tangible property, (ii) the settlement of any Reimbursement Award that is a restricted stock unit or similar full-value share-based incentive award (excluding any restricted stock award) or cash-based incentive award (including any GPUs) or (iii) the exercise of any Reimbursement Award that is a stock option or stock appreciation right.

“Subsidiary” of any Person shall mean any corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries; provided, however, that, solely for purposes of this Agreement, AdvanSix and its Subsidiaries shall not be considered Subsidiaries of Honeywell (or members of the Honeywell Group) prior to, on or after the Distribution.

“Tax Return” shall have the meaning set forth in the TMA.

“Taxes” shall have the meaning set forth in the TMA.

“Taxing Authority” shall have the meaning set forth in the TMA.

“TMA” shall mean the Tax Matters Agreement dated as of the date of this Agreement by and between Honeywell and AdvanSix.

“TSA” shall mean the Transition Services Agreement dated as of the date of this Agreement by and between Honeywell and AdvanSix.

“Vesting Date” has the meaning set forth in Section 12.03.

“Welfare Plan” shall mean each Benefit Plan that provides life insurance, health care, dental care, accidental death and dismemberment insurance, disability, severance, vacation or other group welfare or fringe benefits.

“Welfare Plan Date” has the meaning set forth in Section 6.01.

“Workers’ Compensation Event” shall mean the event, injury, illness or condition giving rise to a workers compensation claim with respect to an AdvanSix Employee or Former AdvanSix Employee.

“Workers’ Compensation Plan Date” has the meaning set forth in Section 6.03.

ARTICLE II

GENERAL PRINCIPLES

SECTION 2.01. AdvanSix Employees. Except as may otherwise be provided in accordance with the China Services Agreement, all AdvanSix Employees as of immediately prior to the Distribution shall continue to be employees of the AdvanSix Group immediately following the Distribution. The Parties hereto agree that none of the transactions contemplated by the Separation Agreement or any of the Ancillary Agreements, including this Agreement, shall result in any AdvanSix Employee, AdvanSix LTD Employee or Former AdvanSix Employee being deemed to have incurred a termination of employment or being eligible to receive severance benefits, solely as a result of the Distribution.

SECTION 2.02. Collectively Bargained Employees. All provisions contained in this Agreement providing for the treatment of compensation and benefits in connection with the Distribution shall apply equally to any employee who is covered by any collective bargaining, works council or other labor union contract or labor arrangement (collectively, “Collective Bargaining Agreements”), except to the extent that any such agreement specifically provides for the compensation or benefits contemplated by such provision and, in each such case, such agreement shall apply rather than the terms of this Agreement.

SECTION 2.03. Collective Bargaining Agreements. As of the Distribution, AdvanSix shall, and shall cause the members of the AdvanSix Group as appropriate to, adopt and assume any Collective Bargaining Agreement covering any of the AdvanSix Employees immediately prior to the Distribution, subject to any agreed upon changes required by the transition of such Collective Bargaining Agreement to AdvanSix or applicable Law, and recognize the works councils, labor unions and other employee representatives that are party to such Collective Bargaining Agreements; provided that, any compensation or benefits that were, prior to the Distribution, provided to AdvanSix Employees under the Collective Bargaining Agreements through the Honeywell Benefit Plans shall, to the extent such compensation and benefits are still required to be provided under the Collective Bargaining Agreements on and after the Distribution, be provided as mutually agreed with such works councils, labor unions and other employee representatives through the AdvanSix Benefit Plans as set forth in this Agreement.

SECTION 2.04. Liabilities. Except as otherwise provided in this Agreement, (a) the members of the Honeywell Group shall be responsible for all actual or potential employment and employee compensation and benefits-related Liabilities incurred prior to the Distribution that relate to AdvanSix Employees and Former AdvanSix Employees (and each of their respective dependents and beneficiaries), excluding any such Liabilities that AdvanSix retains or assumes pursuant to applicable Law in connection with the Distribution (collectively, with all other such Liabilities that the AdvanSix Group retains or assumes in connection with this Agreement, the “AdvanSix Pre-Distribution HR Liabilities”) and (b) the members of the AdvanSix Group shall be responsible for (i) all actual or potential employment and employee compensation and benefits-related Liabilities incurred on or after the Distribution that relate to AdvanSix Employees and Former AdvanSix Employees (and each of their respective dependents and beneficiaries) and (ii) the AdvanSix Pre-Distribution HR Liabilities. AdvanSix shall pay or provide all AdvanSix Pre-Distribution HR Liabilities in the ordinary course and at a time or times consistent with the past practice of the Honeywell Group.

SECTION 2.05. Benefit Plans. Except as otherwise specifically provided in this Agreement or as may otherwise be provided in accordance with the TSA or the China Services Agreement, as of the Distribution, each AdvanSix Employee (and each of their respective dependents and beneficiaries) shall cease active participation in, and each member of the AdvanSix Group shall cease to be a participating employer in, all Honeywell Benefit Plans, and, as of such time, AdvanSix shall, or shall cause its Subsidiaries to, have in effect such corresponding AdvanSix Benefit Plans as are necessary to comply with its obligations pursuant to this Agreement. As of immediately following the Distribution, except as otherwise specifically provided in this Agreement, (a) Honeywell shall, or shall cause one or more members of the Honeywell Group to, retain, pay, perform, fulfill and discharge all Liabilities arising out of or relating to all Honeywell Benefit Plans, and (b) AdvanSix shall, or shall cause one of the members of the AdvanSix Group to, retain, pay, perform, fulfill and discharge all Liabilities arising out of or relating to all AdvanSix Benefit Plans.

SECTION 2.06. Payroll Services. Except as may otherwise be provided in accordance with the TSA or the China Services Agreement, prior to, on and after the Distribution, the members of the AdvanSix Group shall be solely responsible for providing payroll services to the AdvanSix Employees and Former AdvanSix Employees.

SECTION 2.07. No Change in Control. The Parties hereto agree that none of the transactions contemplated by the Separation Agreement or any of the Ancillary Agreements, including this Agreement, constitutes a “change in control,” “change of control” or similar term, as applicable, within the meaning of any Honeywell Benefit Plan or AdvanSix Benefit Plan, including the AdvanSix Long-Term Incentive Plan.

ARTICLE III

NON-EQUITY INCENTIVES

SECTION 3.01. AdvanSix Employee Incentives. Unless otherwise provided for in an individual agreement with an AdvanSix Employee to which Honeywell is a party, on and after the Distribution, AdvanSix shall assume and be solely responsible for Liabilities with respect to any annual bonus or other cash-based incentive or retention awards (other than GPUs, which shall be treated in accordance with Article XII) under any Benefit Plan to any AdvanSix Employee, AdvanSix LTD Employee or Former AdvanSix Employee, including, for the avoidance of doubt, any such awards with respect to the year in which the Distribution occurs (the “AdvanSix Incentive Payments”). AdvanSix shall be responsible for determining the amounts of all AdvanSix Incentive Payments that have not been determined prior to the Distribution, including the extent to which established performance criteria (as interpreted by AdvanSix, in its sole discretion) have been met, and shall pay all AdvanSix Incentive Payments no later than the times provided for under the applicable Benefit Plan. For the avoidance of doubt, any determinations made prior to the Distribution regarding the amounts of any AdvanSix Incentive Payments shall be subject to Honeywell’s prior written approval.

ARTICLE IV

SERVICE CREDIT

SECTION 4.01. Honeywell Benefit Plans. Except as may otherwise be provided in accordance with the TSA or the China Services Agreement and except as otherwise provided in Section 12.03, service of AdvanSix Employees and Former AdvanSix Employees, on and after the Distribution, with any member of the AdvanSix Group or any other employer, as applicable, other than any member of the Honeywell Group, shall not be taken into account for any purpose under any Honeywell Benefit Plan.

SECTION 4.02. AdvanSix Benefit Plans. Unless prohibited by applicable Law, AdvanSix shall, and shall cause its Subsidiaries to, credit service accrued by each AdvanSix Employee with, or otherwise recognized for purposes of any Benefit Plan by, any member of the Honeywell Group or the AdvanSix Group on or prior to the Distribution for purposes of (a) eligibility and vesting under each AdvanSix Benefit Plan under which service is relevant in determining eligibility or vesting, (b) determining the amount of severance payments and benefits (if any) payable under each AdvanSix Benefit Plan that provides severance payments or benefits and (c) determining the number of vacation days to which each such employee shall be entitled following the Distribution, in the case of clauses (a), (b) and (c), (i) to the same extent recognized by the relevant members of the Honeywell Group or AdvanSix Group or the corresponding Honeywell Benefit Plan or AdvanSix Benefit Plan immediately prior to the later of the Distribution Date and the date such employee ceases participating in the applicable Honeywell Benefit Plan in accordance with the TSA or the China Services Agreement and (ii) except to the extent such credit would result in a duplication of benefits for the same period of service.

ARTICLE V

SEVERANCE

SECTION 5.01. Post-Distribution Severance. The AdvanSix Group shall be solely responsible for all Liabilities, including all severance or other separation payments and benefits, relating to the termination or alleged termination of any AdvanSix Employee’s or Former AdvanSix Employee’s employment that occurs on or after the Distribution. For the avoidance of doubt, such Liabilities shall include any employer-paid portion of any Employment Taxes.

ARTICLE VI

CERTAIN WELFARE BENEFIT PLAN MATTERS; WORKERS’ COMPENSATION CLAIMS

SECTION 6.01. AdvanSix Welfare Plans. Without limiting the generality of Section 2.05, effective as of the Distribution or such later date as agreed to between Honeywell and AdvanSix in accordance with the TSA or the China Services Agreement (such applicable date, the “Welfare Plan Date”), AdvanSix shall establish Welfare Plans (collectively, the “AdvanSix Welfare Plans”) to provide welfare benefits to the AdvanSix Employees (and their dependents and beneficiaries) and as of the applicable Welfare Plan Date, each AdvanSix Employee (and his or her dependants and beneficiaries) shall cease active participation in the corresponding Honeywell Welfare Plan. For the avoidance of doubt, for purposes of this Article VI, the term “AdvanSix Employees” shall be deemed to include any Former AdvanSix Employee who was receiving welfare benefits in connection with his or her termination of employment from a member of the Honeywell Group or the AdvanSix Group as of the applicable Welfare Plan Date.

SECTION 6.02. Allocation of Welfare Benefit Claims. (a) The members of the Honeywell Group shall retain all Liabilities in accordance with the applicable Honeywell Welfare Plan for all reimbursement claims (such as medical and dental claims) and for all non-reimbursement claims (such as life insurance claims), in each case, incurred by AdvanSix Employees and Former AdvanSix Employees (and each of their respective dependents and beneficiaries) under such plans prior to the applicable Welfare Plan Date and (b) the members of the AdvanSix Group shall retain all Liabilities in accordance with the AdvanSix Welfare Plans for all reimbursement claims (such as medical and dental claims) and for all non-reimbursement claims (such as life insurance claims), in each case, incurred by AdvanSix Employees and Former AdvanSix Employees (and each of their respective dependents and beneficiaries) on or after the Applicable Welfare Plan Date; provided that, AdvanSix shall reimburse Honeywell in accordance with the TSA and the China Services Agreement for Liabilities incurred under clause (a) between the Distribution Date and the applicable Welfare Plan Date. For purposes of this Section 6.02, a benefit claim shall be deemed to be incurred as follows: (i) health, dental, vision, employee assistance program and prescription drug benefits (including in respect of any hospital confinement), upon provision of such services, materials or supplies; and (ii) life, accidental death and dismemberment and business travel accident insurance benefits, upon the death, cessation of employment or other event giving rise to such benefits.

SECTION 6.03. Workers’ Compensation Claims. In the case of any workers’ compensation claim of any AdvanSix Employee or Former AdvanSix Employee in respect of his or her employment with the Honeywell Group or the AdvanSix Group, such claim shall be covered (a) under the applicable Honeywell Workers’ Compensation Plan if the Workers’ Compensation Event occurred prior to the Distribution, (b) under a workers’ compensation plan of the AdvanSix Group (each, an “AdvanSix Workers’ Compensation Plan”) if the Workers’ Compensation Event occurs on or after the Distribution and the related claim is submitted after the date AdvanSix has established a workers’ compensation plan (the “Workers’ Compensation Plan Date”) and (c) under the applicable Honeywell Workers’ Compensation Plan if the Workers’ Compensation Event occurs on or after the Distribution and the related claim is submitted prior to the Workers Compensation Plan Date; provided that, AdvanSix shall reimburse Honeywell in accordance with the TSA and the China Services Agreement for Liabilities incurred under clause (c) between the Distribution Date and the applicable Welfare Plan Date. If the Workers’ Compensation Event occurs over a period both preceding and following the Distribution, the claim shall be jointly covered under the Honeywell Workers’ Compensation Plan and the AdvanSix Workers’ Compensation Plan and shall be equitably apportioned between them based upon the relative periods of time that the Workers’ Compensation Event transpired preceding and following the Distribution; provided that, if a claim in respect of such Workers’ Compensation Event is submitted prior to the Workers’ Compensation Plan Date, then such claim shall be covered under the Honeywell Workers’ Compensation Plan and AdvanSix shall appropriately reimburse Honeywell in accordance with the TSA and the China Services Agreement.

SECTION 6.04. COBRA. In the event that an AdvanSix Employee or Former AdvanSix Employee (a) was receiving, or was eligible to receive, continuation health coverage pursuant to COBRA on or prior to the applicable Welfare Plan Date, Honeywell and the Honeywell Welfare Plans shall be responsible for all Liabilities to such employee (or his or her eligible dependents) in respect of COBRA; or (b) becomes eligible to receive continuation health coverage pursuant to COBRA following the applicable Welfare Plan Date, AdvanSix and the AdvanSix Welfare Plans shall be responsible for all Liabilities to such employee (or his or her eligible dependents) in respect of COBRA; provided that, AdvanSix shall reimburse Honeywell in accordance with the TSA and the China Services Agreement for Liabilities incurred under clause (a) between the Distribution Date and the applicable Welfare Plan Date. AdvanSix shall indemnify, defend and hold harmless the members of the Honeywell Group from and against any and all Liabilities relating to, arising out of or resulting from COBRA provided by AdvanSix, or the failure of AdvanSix to meet its COBRA obligations, to AdvanSix Employees, Former AdvanSix Employees and their respective eligible dependents.

SECTION 6.05. Health Savings Account. Without limiting the generality of Sections 2.04, 2.05 and 13.01 and subject to Section 15.09, Honeywell and

AdvanSix shall use commercially reasonable efforts to cooperate in administering any Honeywell Health Savings Account in connection with the Distribution in accordance with the terms of the applicable Honeywell Benefit Plan, including by exchanging any necessary participant records and engaging recordkeepers, administrators, providers, insurers and other third parties.

SECTION 6.06. Flexible Spending Account. Without limiting the generality of Sections 2.04, 2.05 and 13.01 and subject to Section 15.09, Honeywell and AdvanSix shall use commercially reasonable efforts to cooperate in administering any Honeywell Flexible Spending Account in connection with the Distribution in accordance with the terms of the applicable Honeywell Benefit Plan, including by exchanging any necessary participant records and engaging recordkeepers, administrators, providers, insurers and other third parties.

ARTICLE VII

LONG-TERM DISABILITY

SECTION 7.01. Benefits. Except as otherwise specifically provided in this Agreement and subject to Section 7.02, on and after the Distribution, the AdvanSix LTD Employees shall be deemed to be employees of the Honeywell Group for purposes of this Agreement, including participation in the Honeywell LTD Plans.

SECTION 7.02. Return to Work. To the extent required by applicable AdvanSix policies, as in effect from time to time, and applicable Law, AdvanSix shall, or shall cause its Subsidiaries to, employ any AdvanSix LTD Employee at such time, if any, as such AdvanSix LTD Employee is ready to return to active employment, and from and after such time, such employee shall no longer be deemed an employee of the Honeywell Group and shall be deemed an AdvanSix Employee for purposes of this Agreement; provided that, if such AdvanSix LTD Employee presents himself or herself for active employment and is not employed by a member of the AdvanSix Group due to applicable AdvanSix policies, and if such AdvanSix LTD Employee’s employment is terminated by a member of the Honeywell Group within a reasonable time thereafter, AdvanSix shall indemnify the Honeywell Group for all Liabilities incurred in connection with such termination.

ARTICLE VIII

DEFINED BENEFIT PENSION PLAN

SECTION 8.01. Honeywell Defined Benefit Pension Plan. Notwithstanding Section 2.05 or any other provision of this Agreement to the contrary, following the Distribution, the Honeywell Group shall retain sponsorship of the Honeywell International Inc. Retirement Earnings Plan (the “Honeywell Pension Plan”) and all assets and Liabilities arising out of or relating to the Honeywell Pension Plan, including those relating to AdvanSix Employees, AdvanSix LTD Employees and Former AdvanSix Employees. Following the date of this Agreement, Honeywell and AdvanSix shall use commercially reasonable efforts to cooperate in administering the Honeywell Pension Plan in connection with providing benefits to AdvanSix Employees and Former AdvanSix Employees in accordance with the terms of the Honeywell Pension Plan, including by exchanging any necessary participant records and engaging recordkeepers, administrators, providers, insurers and other third parties.

ARTICLE IX

DEFINED CONTRIBUTION PLAN

SECTION 9.01. AdvanSix 401(k) Plan. Effective as of the Distribution, AdvanSix shall establish a defined contribution plan that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (the “AdvanSix 401(k) Plan”) providing benefits to the AdvanSix Employees participating in any qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code sponsored by any member of the Honeywell Group (collectively, the “Honeywell 401(k) Plans”) as of the Distribution.

SECTION 9.02. 401(k) Rollover. As of the Distribution, the Honeywell Group shall permit each AdvanSix Employee to elect, and the AdvanSix Group shall cause the AdvanSix 401(k) Plan to accept, in accordance with applicable Law and the terms of the Honeywell 401(k) Plans and the AdvanSix 401(k) Plan, a rollover of the account balances (including earnings through the date of transfer and promissory notes evidencing all outstanding loans) of such AdvanSix Employee under the Honeywell 401(k) Plans, if such rollover is elected in accordance with applicable Law and the terms of the Honeywell 401(k) Plan and by such employee. Upon completion of a transfer of the account balances of any AdvanSix Employee, as described in this Section 9.02, AdvanSix and the AdvanSix 401(k) Plan shall be responsible for all Liabilities of the Honeywell Group under the Honeywell 401(k) Plan with respect to any AdvanSix Employee or Former AdvanSix Employee whose account balance was transferred to the AdvanSix 401(k) Plan (and his or her respective beneficiaries), and the Honeywell Group and the Honeywell 401(k) Plan shall have no Liabilities to provide such participants (or any of their beneficiaries) with benefits under the Honeywell 401(k) Plan. In the event that the elections by AdvanSix Employees pursuant to this Section 9.02 in connection with the Distribution result in a mass rollover, Honeywell and AdvanSix shall use commercially reasonable efforts to cooperate to effect such mass rollover, including by exchanging any necessary participant records and engaging recordkeepers, administrators, providers, insurers and other third parties.

SECTION 9.03. Employer 401(k) Plan Contributions. The Honeywell Group shall remain responsible for making all employer contributions under the Honeywell 401(k) Plan with respect to any AdvanSix Employees or Former AdvanSix Employees relating to periods prior to the Distribution; provided that, prior to the rollover of any AdvanSix Employee’s or Former AdvanSix Employee’s account pursuant to Section 9.02, the Honeywell Group shall make all employer contributions with respect to such AdvanSix Employee or Former AdvanSix Employee required under the Honeywell 401(k) Plan for periods of time prior to the Distribution. Any such contributions that are unvested as of the Distribution shall be treated in accordance with the terms of the Honeywell 401(k) Plan. On and after the Distribution, the AdvanSix Group shall be responsible for all employer contributions under the AdvanSix 401(k) Plan with respect to any AdvanSix Employees or Former AdvanSix Employees.

SECTION 9.04. Stock Considerations. Following the Distribution, AdvanSix Employees and Former AdvanSix Employees shall not be permitted to acquire shares of Honeywell Common Stock in any stock fund under the AdvanSix 401(k) Plan.

SECTION 9.05. Limitation of Liability. For the avoidance of doubt, Honeywell shall have no responsibility for any failure of AdvanSix to properly administer the AdvanSix 401(k) Plan in accordance with its terms and applicable Law, including any failure to properly administer the accounts of AdvanSix Employees, Former AdvanSix Employees and their respective beneficiaries, including accounts rolled over in accordance with Section 9.02, in such AdvanSix 401(k) Plan.

ARTICLE X

NONQUALIFIED DEFERRED COMPENSATION

SECTION 10.01. Honeywell Nonqualified Deferred Compensation Plans. The Honeywell Group shall retain all assets and all Liabilities arising out of or relating to the Honeywell Nonqualified Deferred Compensation Plans related to any AdvanSix Employee or Former AdvanSix Employee (and their respective beneficiaries) in connection with his or her service prior to the Distribution, including the obligation to make all payments or distributions in respect of such Liabilities in accordance with the terms of the applicable Honeywell Nonqualified Deferred Compensation Plan. The Parties hereto agree that none of the transactions contemplated by the Separation Agreement or any of the Ancillary Agreements, including this Agreement, will trigger a payment or distribution of compensation under the Honeywell Nonqualified Deferred Compensation Plans to any AdvanSix Employee or Former AdvanSix Employee (and their respective beneficiaries) and, consequently, that the payment or distribution of any compensation to which any AdvanSix Employee or Former AdvanSix Employee (and their respective beneficiaries) is entitled under the Honeywell Nonqualified Deferred Compensation Plans will occur upon the time or times provided for under the applicable Honeywell Nonqualified Deferred Compensation Plans and such AdvanSix Employee’s or Former AdvanSix Employee’s deferral elections. Following the payment or distribution of such amounts to the AdvanSix Employees, Former AdvanSix Employees or their respective beneficiaries, the members of the Honeywell Group shall have no actual or potential Liabilities relating to, arising out of or resulting from the participation of the AdvanSix Employees and Former AdvanSix Employees in the Honeywell Nonqualified Deferred Compensation Plans. Following the date of this Agreement, Honeywell and AdvanSix shall use commercially reasonable efforts to cooperate in administering the Honeywell Nonqualified Deferred Compensation Plans for purposes of satisfying any obligations relating to the participation of any AdvanSix Employee or Former AdvanSix Employee, including by exchanging any necessary participant records and engaging recordkeepers, administrators, providers, insurers and other third parties.

ARTICLE XI

VACATION

SECTION 11.01. Vacation. Upon the Distribution, the AdvanSix Group shall assume and be solely responsible for all Liabilities for vacation accruals and benefits with respect to each AdvanSix Employee; provided, however, that (a) for purposes of determining the number of vacation days to which such employee shall be entitled following the Distribution, AdvanSix and its Subsidiaries shall assume and honor all vacation days accrued or earned but not yet taken by such employee, if any, as of the Distribution, and (b) to the extent such employee is entitled under any applicable Law or any policy of his or her respective employer that is a member of the Honeywell Group, as the case may be, to be paid for any vacation days accrued or earned but not yet taken by such employee as of the Distribution, AdvanSix shall assume and be solely responsible for the Liability to pay for such vacation days.

ARTICLE XII

LONG-Term Incentive COMPENSATION AWARDS

SECTION 12.01. AdvanSix Long-Term Incentive Plan. Prior to the Distribution, Honeywell shall cause AdvanSix to adopt a long-term incentive plan or program, to be effective immediately prior to the Distribution (the “AdvanSix Long-Term Incentive Plan”) and Honeywell shall approve the AdvanSix Long-Term Incentive Plan as the sole stockholder of AdvanSix.

SECTION 12.02. Equity Award Adjustments. Each outstanding equity award granted under the Honeywell Equity Plans held by any individual as of the Distribution shall be adjusted in accordance with the resolutions adopted by the Management Development and Compensation Committee of Honeywell in connection with the Distribution. Equity awards that are covered by this Section 12.02 shall not be exercisable and/or settled during a period beginning on a date prior to the Distribution Date determined by Honeywell in its sole discretion, and continuing until the adjustments made pursuant to such resolutions are completed, as determined by Honeywell in its sole discretion.

SECTION 12.03. Treatment of Incentive Awards Upon Distribution. Notwithstanding anything in this Agreement, the Honeywell Equity Plans or an award agreement to the contrary, any awards under the Honeywell Equity Plans held by AdvanSix Employees (including GPUs) shall remain outstanding through the following applicable date (each, a “Vesting Date”): (a) in the case of stock options, through March 1, 2017; (b) in the case of restricted stock units, through the end of July 2017; and (c) in the case of GPUs, to the end of March 2017. Such awards shall otherwise remain subject to the terms of the applicable Honeywell Equity Plan and the applicable award agreement; provided, however, that service with the AdvanSix Group through such vesting date shall count as service with the Honeywell Group for purposes of vesting under such awards. Any award, or portion of any award, that does not become vested on or prior to the applicable Vesting Date shall be forfeited.

SECTION 12.04. Incentive Award Reimbursement. Following the Distribution, Honeywell may, from time to time, deliver to AdvanSix a summary (a “Reimbursement Invoice”) of all Reimbursement Events that have occurred on or after the date of the previous Reimbursement Invoice or, in the case of the first Reimbursement Invoice delivered to AdvanSix, the Distribution Date. Such Reimbursement Invoice shall also include an amount equal to the aggregate value of all expenses incurred on or after the Distribution by the Honeywell Group, as determined by Honeywell in its reasonable discretion and consistent with past practice, with respect to the Reimbursement Awards identified in such Reimbursement Invoice, and within ten (10) days following the delivery of such Reimbursement Invoice, AdvanSix shall make a cash payment to Honeywell equal to such aggregate value.

SECTION 12.05. Cooperation. For so long as any equity award in respect of Honeywell Common Stock is outstanding and held by an AdvanSix Employee or Former AdvanSix Employee, the Honeywell Group and the AdvanSix Group shall reasonably cooperate in the exchange of information and take any action necessary to administer such equity awards following the Distribution, including the following: (i) AdvanSix shall notify Honeywell in writing within five (5) days of any change in employment status (including but not limited to termination of employment), (ii) the Parties shall exchange any information necessary to satisfy their obligations under Section 12.04, (iii) the Parties shall take any steps necessary to ensure that the employee-paid portion of any Taxes (including any Employment Taxes) required to be withheld upon the exercise or vesting of any such equity award is withheld by or paid over to, as applicable, the applicable Party responsible for remitting such amount to the appropriate Taxing Authority as promptly as reasonably practicable, (iv) AdvanSix will provide payroll information to Honeywell in respect of AdvanSix Employees and Former AdvanSix Employees, including year-to-date amounts withheld for Federal Insurance Contribution Act Taxes, Medicare Taxes and supplemental compensation, (v) other than with respect to the Reimbursement Awards, any U.S. Federal, state and local income Tax deduction arising as a result of the exercise, vesting or settlement of any equity award held by an AdvanSix Employees or Former AdvanSix Employee adjusted pursuant to Section 12.02 will be claimed by a member of the Honeywell Group; provided, however, that if a deduction claimed by a member of the Honeywell Group pursuant to this Section 12.05 is disallowed by a Taxing Authority for any reason, a member of the AdvanSix Group shall amend its Tax Return to claim such deduction and pay to Honeywell an amount equal to the tax benefit actually realized by the AdvanSix Group resulting from such deduction; provided further that Honeywell, upon the request of AdvanSix, shall repay any amount paid to Honeywell under the immediately preceding proviso (plus any interest imposed by the relevant Taxing Authority) in the event AdvanSix is required to surrender such tax benefit and (vi) the Parties will cooperate following the Distribution, so that the value of any tax benefit actually realized by any member of the Honeywell Group in connection with the vesting, settlement or exercise of any Reimbursement Award will be transferred to AdvanSix following the Distribution.

SECTION 12.06. Treatment of Reimbursements. Any cash payment made by AdvanSix to Honeywell in respect of any award settled in or exercised for Honeywell Common Stock pursuant to this Article XII shall be treated by Honeywell and AdvanSix for all Tax purposes as purchase price or partial purchase price for the shares of Honeywell Common Stock equal to the value of any such cash payment, and not as a distribution from AdvanSix to Honeywell immediately prior to the Distribution or as consideration for any property contributed to AdvanSix in connection with the transactions contemplated by the Separation Agreement. Any cash payment made by Honeywell to AdvanSix pursuant to this Article XII shall be treated for all Tax purposes as a contribution from Honeywell to AdvanSix immediately prior to the Distribution.

ARTICLE XIII

COOPERATION; ACCESS TO INFORMATION; LITIGATION; CONFIDENTIALITY

SECTION 13.01. Cooperation. Following the date of this Agreement, the Parties shall, and shall cause their respective Subsidiaries to, use commercially reasonable efforts to cooperate with respect to any employee compensation or benefits matters that either Party reasonably determines require the cooperation of the other Party in order to accomplish the objectives of this Agreement. Without limiting the generality of the preceding sentence, (a) Honeywell, AdvanSix and their respective Subsidiaries shall cooperate in connection with any audits of any Benefit Plan with respect to which such Party may have Information, (b) Honeywell, AdvanSix and their respective Subsidiaries shall cooperate in connection with any audits of their respective payroll services (whether by a Governmental Authority in the U.S. or otherwise) in connection with the services provided by one Party to the other Party and (c) Honeywell, AdvanSix and their respective Subsidiaries shall cooperate in good faith in connection with the notification and consultation with labor unions and other employee representatives of employees of the Honeywell Group and the AdvanSix Group. With respect to each Benefit Plan, the obligations of the Honeywell Group and the AdvanSix Group to cooperate pursuant to this Section 13.01 or any other provision of this Agreement shall remain in effect until the later of (i) the date all audits of such Benefit Plan with respect to which a Party may have Information have been completed, (ii) the date the applicable statute of limitations with respect to such audits has expired and (ii) the date the Honeywell Group discharges all obligations to AdvanSix Employees, Former AdvanSix Employees and their respective beneficiaries under such Benefit Plan.

SECTION 13.02. Access to Information; Litigation; Confidentiality. Except as would be inconsistent with Section 13.01 or any other provision of this Agreement relating to cooperation, Article VII of the Separation Agreement is hereby incorporated into this Agreement mutatis mutandi.

ARTICLE XIV

TERMINATION

SECTION 14.01. Termination. This Agreement may be terminated by Honeywell at any time, in its sole discretion, prior to the Distribution; provided, however, that this Agreement shall automatically terminate upon the termination of the Separation Agreement in accordance with its terms.

SECTION 14.02. Effect of Termination. In the event of any termination of this Agreement prior to the Distribution, none of the Parties (or any of its directors or officers) shall have any Liability or further obligation to any other Party under this Agreement.

ARTICLE XV

MISCELLANEOUS

SECTION 15.01. Incorporation of Indemnification Provisions of Separation Agreement. In addition to the specific indemnification provisions in this Agreement, Article VI of the Separation Agreement is hereby incorporated into this Agreement mutatis mutandi.

SECTION 15.02. Benefit Plan Indemnification. If the Parties determine that AdvanSix is unable to establish any AdvanSix Benefit Plan as of the Distribution Date that it is required under this Agreement to establish by the Distribution Date, then, to the extent provided on Schedule 15.02, AdvanSix shall indemnify, defend and hold harmless each of the Honeywell Indemnitees from and against any and all Liabilities of the Honeywell Indemnitees relating to, arising out of or resulting from participation by any AdvanSix Employee or Former AdvanSix Employee on or after the Distribution Date in any such Honeywell Benefit Plan set forth on Schedule 15.02 due to the failure to timely establish such AdvanSix Benefit Plan or Plans, subject to any other terms and conditions set forth on such Schedule.

SECTION 15.03. Further Assurances. Article X of the Separation Agreement is hereby incorporated into this Agreement mutatis mutandi.

SECTION 15.04. Administration. AdvanSix hereby acknowledges that Honeywell has provided or will provide administration services for certain AdvanSix Benefit Plans and AdvanSix agrees to assume responsibility for the administration and administration costs of such plans and each other AdvanSix Benefit Plan. The Parties shall cooperate in good faith to complete such transfer of responsibility on commercially reasonable terms and conditions effective no later than the Distribution or the applicable Welfare Plan Date or Workers’ Compensation Plan Date.

SECTION 15.05. Third-Party Beneficiaries. Except as otherwise may be provided in the Separation Agreement with respect to the rights of any Honeywell Indemnitee or AdvanSix Indemnitee, (a) the provisions of this Agreement are solely for the benefit of the Parties hereto and are not intended to confer upon any Person except the Parties hereto any rights or remedies hereunder and (b) there are no third-party beneficiaries of this Agreement and this Agreement shall not provide any third person with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

SECTION 15.06. Employment Tax Reporting Responsibility. To the extent applicable, the Parties hereby agree to follow the alternate procedure for U.S. Employment Tax withholding as provided in Section 5 of Rev. Proc. 2004-53, I.R.B. 2004-35. Accordingly, except as otherwise provided in Sections 12.04 or 12.05, the members of the Honeywell Group shall not have any Employment Tax reporting responsibilities, and the members of the AdvanSix Group shall have full Employment Tax reporting responsibilities, for AdvanSix Employees on and after the Distribution.

SECTION 15.07. Data Privacy. The Parties agree that any applicable data privacy laws and any other obligations of the AdvanSix Group and the Honeywell Group to maintain the confidentiality of any Information relating to employees in accordance with applicable Law shall govern the disclosure of Information relating to employees among the Parties under this Agreement. Honeywell and AdvanSix shall ensure that they each have in place appropriate technical and organizational security measures to protect the personal data of the AdvanSix Employees and Former AdvanSix Employees. Additionally, each Party shall sign any documentation as may be required to comply with applicable data privacy Laws.

SECTION 15.08. Section 409A. Honeywell and AdvanSix shall cooperate in good faith and use reasonable best efforts to ensure that the transactions contemplated by the Separation Agreement and the Ancillary Agreements, including this Agreement, will not result in adverse tax consequences under Section 409A of the Code to any AdvanSix Employee or Former AdvanSix Employee (or any of their respective beneficiaries), in respect of their respective benefits under any Benefit Plan.

SECTION 15.09. Confidentiality. (a) Each of Honeywell and AdvanSix, on behalf of itself and each Person in its respective Group, shall, and shall cause its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives to, hold, in strict confidence and not release or disclose, with at least the same degree of care, but no less than a reasonable degree of care, that it applies to its own confidential and proprietary Information pursuant to policies in effect as of the Distribution, all Information concerning the other Group or its business that is either in its possession (including Information in its possession prior to the Distribution) or furnished by the other Group or its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives at any time pursuant to this Agreement and shall not use any such Information other than for such purposes as shall be expressly permitted hereunder, except, in each case, to the extent that such Information is (i) in the public domain through no fault of any member of the Honeywell Group or the AdvanSix Group, as applicable, or any of its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives, (ii) later lawfully acquired from other sources by any of Honeywell, AdvanSix or its respective

Group, employees, directors or agents, accountants, counsel and other advisors and representatives, as applicable, which sources are not themselves bound by a confidentiality obligation to the knowledge of any of Honeywell, AdvanSix or Persons in its respective Group, as applicable, regarding such Information (iii) independently generated without reference to any proprietary or confidential Information of the Honeywell Group or the AdvanSix Group, as applicable, or (iv) required to be disclosed by applicable Law; provided, however, that the Person required to disclose such Information gives the applicable Person prompt, and to the extent reasonably practicable, prior notice of such disclosure and an opportunity to contest such disclosure and shall use commercially reasonable efforts to cooperate, at the expense of the requesting Person, in seeking any reasonable protective arrangements requested by such Person. In the event that such appropriate protective order or other remedy is not obtained, the Person that is required to disclose such Information shall furnish, or cause to be furnished, only that portion of such Information that is legally required to be disclosed and shall take commercially reasonable steps to ensure that confidential treatment is accorded such Information. Notwithstanding the foregoing, each of Honeywell and AdvanSix may release or disclose, or permit to be released or disclosed, any such Information concerning the other Group (A) to their respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives who need to know such Information (who shall be advised of the obligations hereunder with respect to such Information) and (B) to any nationally recognized statistical rating agency as it reasonably deems necessary, solely for the purpose of obtaining a rating of securities upon normal terms and conditions; provided, however, that the Party whose Information is being disclosed or released to such rating agency is promptly notified thereof.

(b) Without limiting the foregoing, when any Information concerning the other Group or its business is no longer needed for the purposes contemplated by this Agreement, each of Honeywell and AdvanSix shall, promptly after request of the other Party, either return all Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the other Party, as applicable, that it has destroyed such Information (and used commercially reasonable efforts to destroy all such Information electronically preserved or recorded within any computerized data storage device or component (including any hard-drive or database)).

SECTION 15.10. Additional Provisions. Sections 12.01 to 12.14 of the Separation Agreement are hereby incorporated into this Agreement mutatis mutandi.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

HONEYWELL INTERNATIONAL INC.,

by
/s/Jeffrey N. Neuman
	Name:	Jeffrey N. Neuman
	Title:	Vice President, Corporate Secretary and Deputy General Counsel

ADVANSIX INC.,
by
/s/Erin N. Kane
	Name:	Erin N. Kane
	Title:	President and Chief Executive Officer

Schedule 15.02

1.       The following components of the Honeywell International Inc. Benefit Plan:

a.       High Deductible Health Plan

b.       Dental Plan

c.       Vision Care Plan

d.       Cafeteria Plan, FSA Plan and HSA Program (collectively, Flex Plan)

e.       Basic Life Insurance Plan

f.       Accidental Death and Dismemberment Insurance Plan

2.       Long Term Disability Plan for Employees of Honeywell International Inc.

3.       Honeywell International Inc. Short-Term Disability Plan

4.       Honeywell International Inc. Employee Assistance Program